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                                                                 EXHIBIT (d)(vi)

                              SUBADVISORY AGREEMENT

         This SUBADVISORY AGREEMENT is dated as of January 1, 1999 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser"), and FEDERATED INVESTMENT COUNSELING, a Delaware business trust (the "Subadviser").

                                   WITNESSETH:

         WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, (the "Advisory Agreement") pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest, par value $.01 per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

         WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio or portfolios of the Trust listed on Schedule A attached hereto (the "Portfolio(s)"), and the Subadviser is willing to furnish such services;

         NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

         1. Duties of the Subadviser. The Adviser hereby engages the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio listed on Schedule A attached hereto. Subject to the oversight and review of the Adviser, the Subadviser will determine in its discretion the securities to be purchased or sold, and through delegated authority from the Adviser, execute such documents as may be necessary in connection therewith; will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain; and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations for the Portfolio(s) set forth in the Trust's current prospectus and statement of additional information.

                  The Subadviser represents and warrants that its management of the Portfolios will at all times conform with: (1) the objectives, policies, and limitations for the Portfolio(s) set forth in the Trust's current prospectus and statement of additional information; (2) the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") applicable to regulated investment companies including those investment companies underlying variable annuities; (3) the provisions of the Act and rules adopted thereunder applicable to the Portfolios; (4) the diversification requirements specified in the Internal Revenue Service's regulations under Section 817(h) of the Code; (5) applicable state insurance laws provided to Subadviser by Adviser in writing (which may be satisfied through delivery to Subadviser of a copy of the Trust's current prospectus), or as acknowledged in a written undertaking by Subadviser;
(6) applicable federal and state securities laws; and (7) the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

         2. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Subadviser that: (1) it is a corporation duly formed and validly existing under the laws of Delaware; (2) it is duly authorized to execute and deliver this Agreement and to perform its obligations thereunder; and (3) it is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended.

         3. Portfolio Transactions. The Subadviser is responsible for decisions to buy or sell securities and other investments of the assets of each Portfolio, broker-dealers and futures commission merchants selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgement, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability

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of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934
Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.
To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolios with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolios and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

         4. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

         5. Reports. The Trust, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, policies and procedures

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relating to the management of the Trust as adopted by the Board of Trustees, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

         6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         7. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request.

                  The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

         8. Reference to the Subadviser. Neither the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior written approval of the Subadviser, which approval shall not be unreasonably withheld.

         9. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the ("Indemnified Parties") from any liability arising from the Subadviser's conduct under this Agreement. Subadviser hereby indemnifies, defends and protects Adviser and holds Adviser harmless, from and against any and all liability arising out of Subadviser's disabling conduct.

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                  (b)      The Subadviser agrees to indemnify and hold harmless
the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which arise out of or result from any breach of any representation or warranty set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

                  (c) The Adviser is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Subadviser and agrees that the obligations assumed by the Subadviser pursuant to this Agreement will be limited in any case to the Subadviser and its assets and the Adviser shall not seek satisfaction of any such obligations from the shareholders of the Subadviser, the trustees of the Subadviser, officers, employees or agents of the Subadviser, or any of them.

         10. Permissible Interests. Trustees and agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

         11. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust. With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser.

                  With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on not less than 30 nor more than 60 days' written notice to the Adviser and the Trust; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after six months from the date written notice is given, whichever is earlier. Notwithstanding the requirements set forth in the immediately preceding sentence, Subadviser may terminate this Agreement on 30 days' written notice upon

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the institution of formal proceedings against the Adviser or the Trust by the
NASD, the SEC, any state securities or insurance department or any other regulatory body regarding the Adviser's obligations under this Agreement or related to the sale of the Contracts, operation of the separate account, or sale of shares of the Trust, provided that such formal proceedings are likely to have a material adverse impact on the Subadviser. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

                  This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

         12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         13. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

         14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         15. Personal Liability. The Declaration of the Trust establishing the Trust (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property" only shall be liable.

         16. Separate Series. Pursuant to the provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

         17. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         Subadviser:              Federated Investment Counseling
                                  Federated Investors Tower
                                  1001 Liberty Avenue
                                  Pittsburgh, PA 15222-3779

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

         Adviser:                 SunAmerica Asset Management Corp.
                                  The SunAmerica Center
                                  733 Third Avenue, Third Floor
                                  New York, NY 10017
                                  Attention: Robert M. Zakem
                                             Senior Vice President and
                                             General Counsel

         with a copy to:          SunAmerica Inc.
                                  1 SunAmerica Center
                                  Century City
                                  Los Angeles, CA 90067-6022
                                  Attention: Susan L. Harris
                                             Senior Vice President,
                                             General Counsel - Corporate Affairs
                                             and Secretary

         IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

                                            SUNAMERICA ASSET MANAGEMENT CORP

                                            By: /s/ Peter A. Harbeck
                                                ---------------------
                                            Name:  Peter A. Harbeck
                                            Title: President

                                            FEDERATED INVESTMENT COUNSELING

                                            By: /s/ John B. Fisher
                                                ------------------
                                            Name:  John B. Fisher
                                            Title: President

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                                   SCHEDULE A

                                                                          FEE
                                                                  (AS A PERCENTAGE OF
                                                           THE AVERAGE DAILY NET ASSETS OF
PORTFOLIO(S)                                                        THE PORTFOLIO)
------------                                                        --------------
Federated Value Portfolio                                    .55% on first $20 million
                                                             .35% on next $25 million
                                                             .25% on next $100 million
                                                             .20% on next $350 million
                                                             .15% thereafter

Utility Portfolio                                            .55% on first $20 million
                                                             .35% on next $25 million
                                                             .25% on next $100 million
                                                             .20% on next $350 million
                                                             .15% thereafter

Corporate Bond Portfolio                                     .30% on first $25 million
                                                             .25% on next $25 million
                                                             .20% on next $100 million
                                                             .15% over $150 million

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